EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP REPORTS A 25 PERCENT INCREASE IN THIRD QUARTER 2020 NET INCOME AND STRONG NET INTEREST INCOME AND MARGIN

NEW YORK, NY – October 22, 2020 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the third quarter 2020 of $102.4 million, or $0.25 per diluted common share, as compared to the third quarter 2019 earnings of $81.9 million, or $0.24 per diluted common share, and net income of $95.6 million, or $0.23 per diluted common share, for the second quarter 2020.

Key financial highlights for the third quarter:

•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $284.1 million for the third quarter 2020 increased $579 thousand as compared to the second quarter 2020. The increase was largely due to a 13 basis point decline in our funding costs caused by the continued downward repricing of our interest bearing deposits, partially offset by lower yields on new loan volumes and increased premium amortization expense related to mortgage-backed investment securities. Our net interest margin on a tax equivalent basis of 3.01 percent for the third quarter 2020 increased by 1 basis point from 3.00 percent for the second quarter 2020. See the "Net Interest Income and Margin" section below for additional information.
•Loan Portfolio: Loans increased $101.0 million, to $32.4 billion at September 30, 2020 from June 30, 2020. The increase was largely due to controlled growth in our commercial real estate loan portfolio and a $63 million increase in SBA Paycheck Protection Program (PPP) loans classified as commercial and industrial loans during the third quarter. Third quarter new and refinanced loan originations included approximately $386 million of residential mortgage loans originated for sale rather than investment as compared to $296 million of such loans in the second quarter 2020. Net gains on sales of residential loans were $13.4 million and $8.3 million in the third quarter 2020 and second quarter 2020, respectively. See the "Loans" section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $335.3 million and $319.7 million at September 30, 2020 and June 30, 2020, respectively. During the third quarter 2020, the provision for credit losses for loans was $31.0 million as compared to $41.1 million and $8.7 million for the second quarter 2020 and third quarter 2019, respectively. The reserve build in the third quarter 2020 reflects several factors, including deterioration in Valley's macroeconomic outlook since the end of the second quarter, additional qualitative management adjustments to reflect the potential for higher levels of credit stress related to COVID-19 impacted borrowers, and the impact of lower valuations of collateral securing our non-performing taxi medallion loan portfolio.

Valley National Bancorp (NASDAQ: VLY)
2020 Third Quarter Earnings
October 22, 2020
•Credit Quality: Net loan charge-offs totaled $15.4 million for the third quarter 2020 as compared to $14.8 million for the second quarter 2020. Net charge-offs remained slightly elevated in the third quarter due to the full charge-off of a $6.0 million non-performing commercial and industrial loan relationship, as well as the partial charge-off of several taxi medallion loans negatively impacted by lower collateral valuations at September 30, 2020. Non-accrual loans decreased $19.5 million during the third quarter 2020 as compared to the second quarter 2020 mostly due to the loan charge-offs, and represented 0.59 percent and 0.65 percent of total loans at September 30, 2020 and June 30, 2020, respectively. See the "Credit Quality" Section below for more details.
•Non-interest Income: Non-interest income increased $4.4 million to $49.3 million for the third quarter 2020 as compared to the second quarter 2020. The increase was mainly due to increases of $5.0 million, $4.5 million and $1.2 million in net gains on sales of residential mortgage loans, swap fee income related to new commercial loan transactions and net gains on sales of assets, respectively. BOLI income decreased $7.1 million as compared to the second quarter 2020 largely due to periodic death benefits received in the second quarter 2020 and a related credit adjustment to the mortality contingency reserves component of our BOLI assets recognized during the third quarter 2020.
•Loss on Extinguishment of Debt: In late September 2020, we prepaid $50 million of long-term institutional repo borrowings with an interest rate of 3.70 percent and an original contractual maturity date in January 2022. The debt prepayment was funded by excess cash liquidity. The transaction was accounted for as an early debt extinguishment resulting in a loss, reported within non-interest expense, of $2.4 million for the third quarter 2020.
•Non-interest Expense: Non-interest expense increased $3.0 million to $160.2 million for the third quarter 2020 as compared to the second quarter 2020 mainly due to a $5.1 million increase in salaries and employee benefits expense and the $2.4 million loss on extinguishment of debt recognized during the third quarter 2020. Salary and employee benefits increased due to several factors, including higher cash incentive accruals, increased medical and employer 401k expenses and a decline in compensation-based deferred loan origination costs caused by lower new loan volumes as compared to the second quarter 2020. The negative impact of these items were partially offset by decreases in net occupancy and equipment, the FDIC insurance assessment and COVID-19 related expenses. COVID-19 related expenses totaled $1.2 million and $2.2 million for third quarter 2020 and second quarter 2020, respectively.
•Efficiency Ratio: Our efficiency ratio was 48.20 percent for the third quarter 2020 as compared to 48.01 percent and 55.73 percent for the second quarter 2020 and third quarter 2019, respectively. Our adjusted efficiency ratio was 46.62 percent for the third quarter 2020 as compared to 46.84 percent and 53.48 percent for the second quarter 2020 and third quarter 2019, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), average shareholders’ equity (ROE) and average tangible shareholders' equity (ROTE) were 0.99 percent, 9.04 percent, and 13.30 percent for the third quarter 2020, respectively. Annualized ROA, ROE and ROTE, adjusted for non-core charges, were 1.01 percent, 9.20 percent, and 13.53 percent for

Valley National Bancorp (NASDAQ: VLY)
2020 Third Quarter Earnings
October 22, 2020
the third quarter 2020, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

Ira Robbins, CEO and President commented, "I'm pleased to note that our third quarter earnings reflect the strength of our balance sheet and Valley's ability to perform in a stressed economic environment. As a result of the strong performance of our margin, loan related gain and fee income and controlled operating expenses, the adjusted efficiency ratio was below 47 percent for the second consecutive quarter." Robbins continued, "During the quarter, we witnessed signs of improved financial health for many customers initially impacted by the COVID-19 pandemic and other positive trends from the reopening of certain markets, particularly in Florida. However, we continued to work closely with other customers requiring hardship relief, including loan forbearance, waived fees and other accommodations, when appropriate. While we face a difficult and uncertain road ahead, I remain confident that Valley's strong fundamentals and commitment to its customers, employees and communities will continue to standout in the future."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $284.1 million for the third quarter 2020 increased $62.4 million as compared to the third quarter 2019 and increased $579 thousand as compared to the second quarter 2020. Our third quarter 2020 net interest income results benefited from the prudent management of the level of interest rates offered on our deposits products, as well as a shift in customer preference towards deposits without stated maturities. Interest expense of $54.3 million for the third quarter 2020 decreased $11.7 million as compared to the second quarter 2020 largely due to the maturity and run-off of higher cost time deposits, reduced interest rates on all deposit products and a reduction in average short-term borrowings within our funding mix during the third quarter. Interest income in the third quarter 2020 decreased by $11.1 million as compared to the second quarter 2020 driven by (i) a $6.0 million decrease in interest income from our loan portfolio largely caused by new and refinanced loan originations at lower current interest rates and a moderate decline in discount accretion related to purchased credit deteriorated loans, and (ii) a $5.1 million decrease in interest and dividends from investment securities due to normal repayments of higher yielding securities and the acceleration of premium amortization expense related to the increased prepayment of mortgage-backed securities.

Our net interest margin on a tax equivalent basis of 3.01 percent for the third quarter 2020 increased by 1 basis point and 10 basis points from 3.00 percent and 2.91 percent for the second quarter 2020 and third quarter 2019, respectively. The yield on average interest earning assets decreased by 12 basis points on a linked quarter basis, mostly due to the impact of the lower interest rate environment. The yield on average loans decreased by 13 basis points to 3.89 percent for the third quarter 2020 as compared to the second quarter 2020 largely due to the continued repayment of higher yielding loans and the lower yield on new loans. The overall cost of average interest bearing liabilities decreased 16 basis points to 0.80 percent for the third quarter 2020 as compared to the linked second quarter 2020 due to the lower rates offered on deposit products, maturing time deposits and a decrease in average short-term borrowings. Our cost of total average deposits was 0.41 percent for the third quarter 2020 as compared to 0.60 percent for the second quarter 2020.

Valley National Bancorp (NASDAQ: VLY)
2020 Third Quarter Earnings
October 22, 2020
Loans, Deposits and Other Borrowings
Loans. Loans increased $101.0 million to approximately $32.4 billion at September 30, 2020 from June 30, 2020 largely due to commercial real estate loan growth and a $63 million increase in SBA PPP loans within the commercial and industrial loan category during the third quarter 2020. Commercial real estate loans increased $244 million, or 5.9 percent on an annualized basis, to $16.8 billion at September 30, 2020 as compared to June 30, 2020 mainly due to our solid loan commitment pipeline at June 30, 2020 and slower repayment activity in the third quarter. The residential mortgage and most consumer loan categories experienced moderate declines in the third quarter due to the impact of COVID-19, including a higher level of residential mortgage loans originated for sale due to current interest rate risk management strategies. During the third quarter 2020, we originated $386 million of residential mortgage loans for sale rather than held for investment. Residential mortgage loans held for sale at fair value totaled $209.3 million and $120.6 million at September 30, 2020 and June 30, 2020, respectively.
Deposits. Total deposits decreased $132.2 million to approximately $31.3 billion at September 30, 2020 from June 30, 2020 largely due to decreases of $735.2 million and $232.9 million in time deposits and non-interest bearing deposits, respectively, which were mostly offset by an increase of $835.9 million in the money market, NOW and savings account category. The decrease in time deposits was driven by maturing high cost retail CDs and partial migration to more liquid deposit product categories, while the decline in non-interest bearing balances was partially caused by normal period end fluctuations and lower deposit balances with PPP loan customers. Total brokered deposits (consisting of both time and money market deposit accounts) totaled $3.3 billion at September 30, 2020 as compared to $3.6 billion at June 30, 2020. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 28 percent, 48 percent and 24 percent of total deposits as of September 30, 2020, respectively.
Other Borrowings. Short-term borrowings decreased by $652.2 million to $1.4 billion at September 30, 2020 as compared to June 30, 2020 due to a decline in overnight borrowings, comprised mainly of federal funds purchased, and corresponding reduction in our excess liquidity levels which were prudently elevated by management in the first half of 2020. Long-term borrowings decreased by $55.0 million to $2.9 billion at September 30, 2020 as compared to June 30, 2020 mainly due to the prepayment of a $50 million institutional repo borrowing with a stated interest rate of 3.7 percent. The prepayment resulted in a $2.4 million prepayment penalty charge recognized in non-interest expense during the third quarter 2020.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities decreased $20.5 million to $203.6 million at September 30, 2020 as compared to June 30, 2020. The decrease in NPAs was mainly due to a $19.5 million decrease in non-accrual loans caused by loan charge-offs within the commercial and industrial loan category. Non-accrual loans represented 0.59 percent of total loans at September 30, 2020 compared to 0.65 percent at June 30, 2020.

Valley National Bancorp (NASDAQ: VLY)
2020 Third Quarter Earnings
October 22, 2020
Non-performing Taxi Medallion Loan Portfolio. We continue to closely monitor our non-performing New York City and Chicago taxi medallion loans totaling $93.1 million and $7.0 million, respectively, within the commercial and industrial loan portfolio at September 30, 2020. At September 30, 2020, the non-accrual taxi medallion loans totaling $100.1 million had related reserves of $60.4 million within the allowance for loan losses.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $9.2 million to $83.9 million, or 0.26 percent of total loans, at September 30, 2020 as compared to $93.1 million, or 0.29 percent of total loans, at June 30, 2020 mainly due to a decline in residential mortgage and consumer loans in all delinquency categories. The decrease in the residential and consumer delinquencies was largely due to improved customer performance, including CARES Act qualifying forbearance loans that resumed their scheduled monthly payments during the third quarter 2020. Commercial real estate loans past due 30 to 59 days increased by $12.1 million as compared to June 30, 2020 mainly due to three loan relationships with a combined total of $20.3 million reported in this delinquency category at September 30, 2020. While the three loan relationships are internally classified as substandard, management believes they are well-secured and are currently in the process of collection.
Forbearance. In response to the COVID-19 pandemic and its economic impact to certain customers, Valley implemented short-term loan modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment that are insignificant, when requested by customers. Generally, the modification terms allow for a deferral of payments for up to 90 days, which Valley may extend for an additional 90 days, for a maximum of 180 days on a cumulative and successive basis. As of September 30, 2020, Valley had approximately $1.1 billion of outstanding loans remaining in their payment deferral period under short-term modifications.

Valley National Bancorp (NASDAQ: VLY)
2020 Third Quarter Earnings
October 22, 2020
Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at September 30, 2020, June 30, 2020, and September 30, 2019:

	September 30, 2020		June 30, 2020		September 30, 2019
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation*	Category	Allocation*	Category	Allocation*	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$130,409	1.89%	$132,039	1.92%	$101,002	2.15%
Commercial real estate loans:
Commercial real estate	128,699	0.77%	117,743	0.71%	23,044	0.17%
Construction	15,951	0.93%	13,959	0.81%	25,727	1.67%
Total commercial real estate loans	144,650	0.78%	131,702	0.72%	48,771	0.33%
Residential mortgage loans	28,614	0.67%	29,630	0.67%	5,302	0.13%
Consumer loans:
Home equity	5,972	1.31%	4,766	1.01%	487	0.10%
Auto and other consumer	15,387	0.69%	11,477	0.51%	6,291	0.27%
Total consumer loans	21,359	0.79%	16,243	0.59%	6,778	0.24%
Allowance for loan losses	325,032	1.00%	309,614	0.96%	161,853	0.61%
Allowance for unfunded credit commitments	10,296		10,109		2,917
Total allowance for credit losses for loans	$335,328		$319,723		$164,770
Allowance for credit losses for
loans as a % loans		1.03%		0.99%		0.62%

*	CECL was adopted January 1, 2020. Prior periods reflect the allowance for credit losses for loans under the incurred loss model.
Our loan portfolio, totaling $32.4 billion at September 30, 2020, had net loan charge-offs totaling $15.4 million for the third quarter 2020 as compared to $14.8 million and $2.0 million for the second quarter 2020 and third quarter 2019, respectively. During the third quarter 2020, net loan charge-offs were mainly driven by the full charge-off of a $6.0 million non-performing commercial and industrial loan relationship, which was fully reserved for in our allowance for loan losses at June 30, 2020. The commercial and industrial loan category also included partial charge-offs of taxi medallion loans totaling $6.1 million for the third quarter 2020 as compared to $3.2 million for the second quarter 2020. There were no taxi medallion loan charge-offs during the third quarter 2019.
The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.03 percent, 0.99 percent and 0.62 percent at September 30, 2020, June 30, 2020 and September 30, 2019, respectively. During the third quarter 2020, we recorded a $31.0 million provision for credit losses for loans as compared to $41.1 million and $8.7 million for the second quarter 2020 and the third quarter 2019, respectively. The reserve

Valley National Bancorp (NASDAQ: VLY)
2020 Third Quarter Earnings
October 22, 2020
build in the third quarter 2020 reflects several factors, including deterioration in Valley's macroeconomic outlook since the end of the second quarter, additional qualitative management adjustments to reflect the potential for higher levels of credit stress related to COVID-19 impacted borrowers, and the impact of lower valuations of collateral securing our non-performing taxi medallion loan portfolio.
At September 30, 2020, the allowance allocations for credit losses as a percentage of total loans increased for most loan categories as compared to June 30, 2020. However, the allocated reserves as a percentage of commercial and industrial loans declined by 0.03 percent largely due to the aforementioned net loan charge-offs in the third quarter 2020, as well as moderate growth within the guaranteed PPP loan portfolio which had no related allowance at September 30, 2020 and June 30, 2020.
Capital Adequacy
Valley's regulatory capital ratios continue to reflect its well capitalized position. Valley's total risk-based capital, common equity Tier 1 capital, Tier 1 capital and Tier 1 leverage capital ratios were 12.36 percent, 9.70 percent, 10.41 percent and 7.87 percent, respectively, at September 30, 2020.
For regulatory capital purposes, in connection with the Federal Reserve Board’s final interim rule as of April 3, 2020, 100 percent of the CECL Day 1 impact to shareholders' equity equaling $28.2 million after-tax will be deferred for a two-year period ending January 1, 2022, at which time it will be phased in on a pro-rata basis over a three-year period ending January 1, 2025. Additionally, 25 percent of the reserve build (i.e., provision for credit losses less net charge-offs) for the nine months ended September 30, 2020 will be phased in over the same time frame.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Daylight Time, today to discuss the third quarter 2020 earnings. Those wishing to participate in the call may dial toll-free (866) 354-0432 Conference ID: 4969514. The teleconference will also be webcast live: https://edge.media-server.com/mmc/p/27hm6386 [ edge.media-server.com ] and archived on Valley's website through Friday, November 27, 2020. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $41 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Service Center at 800-522-4100.

Valley National Bancorp (NASDAQ: VLY)
2020 Third Quarter Earnings
October 22, 2020
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations, including the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
•the impact of COVID-19 on the U.S. and the global economies, including business disruptions, reductions in employment and an increase in business failures, specifically the consequences among our commercial and consumer customers;
•the impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 may arise in our primary markets;
•potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic or as a result of our action, or failure to implement or effectively implement, federal, state and local laws, rules or executive orders requiring that we grant forbearances or not act to collect our loans;
•the impact of forbearances or deferrals we are required or agree to as a result of customer requests and/or government actions, including, but not limited to our potential inability to recover fully deferred payments from the borrower or the collateral;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent or trademark infringement, employment related claims, and other matters;
•a prolonged downturn in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;
•the inability to grow customer deposits to keep pace with loan growth;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;

Valley National Bancorp (NASDAQ: VLY)
2020 Third Quarter Earnings
October 22, 2020
•cyber-attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;
•results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, the COVID-19 pandemic or other external events;
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and
•the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019 and in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2020	2020	2019	2020	2019
FINANCIAL DATA:
Net interest income - FTE (1)	$284,119	$283,540	$221,747	$834,042	$663,064
Net interest income	$283,086	$282,559	$220,625	$830,984	$659,507
Non-interest income	49,272	44,830	41,150	135,499	176,426
Total revenue	332,358	327,389	261,775	966,483	835,933
Non-interest expense	160,185	157,166	145,877	473,007	435,409
Pre-provision net revenue	172,173	170,223	115,898	493,476	400,524
Provision for credit losses	30,908	41,156	8,700	106,747	18,800
Income tax expense	38,891	33,466	25,307	101,486	110,035
Net income	102,374	95,601	81,891	285,243	271,689
Dividends on preferred stock	3,172	3,172	3,172	9,516	9,516
Net income available to common shareholders	$99,202	$92,429	$78,719	$275,727	$262,173
Weighted average number of common shares outstanding:
Basic	403,833,469	403,790,242	331,797,982	403,714,701	331,716,652
Diluted	404,788,526	404,631,845	333,405,196	404,912,126	333,039,436
Per common share data:
Basic earnings	$0.25	$0.23	$0.24	$0.68	$0.79
Diluted earnings	0.25	0.23	0.24	0.68	0.79
Cash dividends declared	0.11	0.11	0.11	0.33	0.33
Closing stock price - high	8.33	9.60	11.21	11.46	11.21
Closing stock price - low	6.60	6.29	10.04	6.29	9.00
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$101,002	$92,721	$79,962	$278,784	$227,340
Basic earnings per share, as adjusted	0.25	0.23	0.24	0.69	0.69
Diluted earnings per share, as adjusted	0.25	0.23	0.24	0.69	0.68
FINANCIAL RATIOS:
Net interest margin	3.00%	2.99%	2.89%	3.02%	2.93%
Net interest margin - FTE (1)	3.01	3.00	2.91	3.03	2.95
Annualized return on average assets	0.99	0.92	0.98	0.94	1.10
Annualized return on avg. shareholders' equity	9.04	8.54	9.26	8.50	10.44
Annualized return on avg. tangible shareholders' equity (2)	13.30	12.66	13.75	12.61	15.65
Efficiency ratio (3)	48.20	48.01	55.73	48.94	52.09
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	1.01%	0.92%	1.00%	0.95%	0.96%
Annualized return on average shareholders' equity, as adjusted	9.20	8.57	9.40	8.59	9.10
Annualized return on average tangible shareholders' equity, as adjusted	13.53	12.70	13.96	12.75	13.65
Efficiency ratio, as adjusted	46.62	46.84	53.48	47.53	54.27

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
AVERAGE BALANCE SHEET ITEMS:	September 30,	June 30,	September 30,	September 30,
(In thousands)	2020	2020	2019	2020	2019
Assets	$41,457,515	$41,503,514	$33,419,137	$40,356,828	$32,811,565
Interest earning assets	37,767,710	37,778,387	30,494,569	36,743,807	29,981,699
Loans	32,515,264	32,041,200	26,136,745	31,522,268	25,651,195
Interest bearing liabilities	27,163,568	27,578,741	22,858,121	26,986,611	22,512,114
Deposits	31,491,471	30,837,963	24,836,349	30,384,511	24,772,979
Shareholders' equity	4,530,671	4,477,446	3,536,528	4,472,447	3,471,432

	As Of
BALANCE SHEET ITEMS:	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2020	2020	2020	2019	2019
Assets	$40,855,333	$41,717,265	$39,120,629	$37,436,020	$33,765,539
Total loans	32,415,586	32,314,611	30,428,067	29,699,208	26,567,159
Deposits	31,295,823	31,428,005	29,016,988	29,185,837	25,546,122
Shareholders' equity	4,533,763	4,474,488	4,420,998	4,384,188	3,558,075

LOANS:
(In thousands)
Commercial and industrial	$6,903,345	$6,884,689	$4,998,731	$4,825,997	$4,695,608
Commercial real estate:
Commercial real estate	16,815,587	16,571,877	16,390,236	15,996,741	13,365,454
Construction	1,720,775	1,721,352	1,727,046	1,647,018	1,537,590
Total commercial real estate	18,536,362	18,293,229	18,117,282	17,643,759	14,903,044
Residential mortgage	4,284,595	4,405,147	4,478,982	4,377,111	4,133,331
Consumer:
Home equity	457,083	471,115	481,751	487,272	489,808
Automobile	1,341,659	1,369,489	1,436,734	1,451,623	1,436,608
Other consumer	892,542	890,942	914,587	913,446	908,760
Total consumer loans	2,691,284	2,731,546	2,833,072	2,852,341	2,835,176
Total loans	$32,415,586	$32,314,611	$30,428,067	$29,699,208	$26,567,159

CAPITAL RATIOS:
Book value per common share	$10.71	$10.56	$10.43	$10.35	$10.09
Tangible book value per common share (2)	7.12	6.96	6.82	6.73	6.62
Tangible common equity to tangible assets (2)	7.30%	6.98%	7.31%	7.54%	6.73%
Tier 1 leverage capital	7.87	7.70	8.24	8.76	7.61
Common equity tier 1 capital	9.70	9.51	9.24	9.42	8.49
Tier 1 risk-based capital	10.41	10.23	9.95	10.15	9.30
Total risk-based capital	12.36	12.19	11.53	11.72	11.03

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
ALLOWANCE FOR CREDIT LOSSES	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2020	2020	2019	2020	2019
Allowance for credit losses for loans
Beginning balance	$319,723	$293,361	$158,079	$164,604	$156,295
Impact of the adoption of ASU 2016-13 (4)	—	—	—	37,989	—
Allowance for purchased credit deteriorated (PCD) loans	—	—	—	61,643	—
Beginning balance, adjusted	319,723	293,361	158,079	264,236	156,295
Loans charged-off (5):
Commercial and industrial	(13,965)	(14,024)	(527)	(31,349)	(7,882)
Commercial real estate	(695)	(27)	(158)	(766)	(158)
Residential mortgage	(7)	(5)	(111)	(348)	(126)
Total Consumer	(2,458)	(2,601)	(2,191)	(7,624)	(5,971)
Total loans charged-off	(17,125)	(16,657)	(2,987)	(40,087)	(14,137)
Charged-off loans recovered (5):
Commercial and industrial	428	799	330	1,796	2,008
Commercial real estate	60	31	28	164	71
Construction	40	20	—	80	—
Residential mortgage	31	545	3	626	13
Total Consumer	1,151	509	617	2,454	1,720
Total loans recovered	1,710	1,904	978	5,120	3,812
Net charge-offs	(15,415)	(14,753)	(2,009)	(34,967)	(10,325)
Provision for credit losses for loans	31,020	41,115	8,700	106,059	18,800
Ending balance	$335,328	$319,723	$164,770	$335,328	$164,770
Components of allowance for credit losses for loans:
Allowance for loan losses	$325,032	$309,614	$161,853	$325,032	$161,853
Allowance for unfunded credit commitments	10,296	10,109	2,917	10,296	2,917
Allowance for credit losses for loans	$335,328	$319,723	$164,770	$335,328	$164,770
Components of provision for credit losses for loans:
Provision for credit losses for loans	$30,833	$41,025	$8,757	$105,709	$20,319
Provision for unfunded credit commitments (6)	187	90	(57)	350	(1,519)
Total provision for credit losses for loans	$31,020	$41,115	$8,700	$106,059	$18,800
Annualized ratio of total net charge-offs to average loans	0.19%	0.18%	0.03%	0.15%	0.05%
Allowance for credit losses for loans as a % of total loans	1.03	0.99	0.62	1.03	0.62

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY: (7)	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands)	2020	2020	2020	2019	2019
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$6,587	$6,206	$9,780	$11,700	$5,702
Commercial real estate	26,038	13,912	41,664	2,560	20,851
Construction	142	—	7,119	1,486	11,523
Residential mortgage	22,528	35,263	38,965	17,143	12,945
Total Consumer	8,979	12,962	19,508	13,704	13,079
Total 30 to 59 days past due	64,274	68,343	117,036	46,593	64,100
60 to 89 days past due:
Commercial and industrial	3,954	4,178	7,624	2,227	3,158
Commercial real estate	610	1,543	15,963	4,026	735
Construction	—	—	49	1,343	7,129
Residential mortgage	3,760	4,169	9,307	4,192	4,417
Total Consumer	1,352	3,786	2,309	2,527	1,577
Total 60 to 89 days past due	9,676	13,676	35,252	14,315	17,016
90 or more days past due:
Commercial and industrial	6,759	5,220	4,049	3,986	4,133
Commercial real estate	1,538	—	161	579	1,125
Residential mortgage	891	3,812	1,798	2,042	1,347
Total Consumer	753	2,082	1,092	711	756
Total 90 or more days past due	9,941	11,114	7,100	7,318	7,361
Total accruing past due loans	$83,891	$93,133	$159,388	$68,226	$88,477
Non-accrual loans:
Commercial and industrial	$115,667	$130,876	$132,622	$68,636	$75,311
Commercial real estate	41,627	43,678	41,616	9,004	9,560
Construction	2,497	3,308	2,972	356	356
Residential mortgage	23,877	25,776	24,625	12,858	13,772
Total Consumer	7,441	6,947	4,095	2,204	2,050
Total non-accrual loans	191,109	210,585	205,930	93,058	101,049
Other real estate owned (OREO)	7,746	8,283	10,198	9,414	6,415
Other repossessed assets	3,988	3,920	3,842	1,276	2,568
Non-accrual debt securities	783	1,365	531	680	680
Total non-performing assets	$203,626	$224,153	$220,501	$104,428	$110,712
Performing troubled debt restructured loans	$58,090	$53,936	$48,024	$73,012	$79,364
Total non-accrual loans as a % of loans	0.59%	0.65%	0.68%	0.31%	0.38%
Total accruing past due and non-accrual loans as a % of loans	0.85%	0.94%	1.20%	0.54%	0.71%
Allowance for losses on loans as a % of non-accrual loans	170.08%	147.03%	137.59%	173.83%	160.17%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)	This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands, except for share data)	2020	2020	2019	2020	2019
Adjusted net income available to common shareholders:
Net income, as reported	$102,374	$95,601	$81,891	$285,243	$271,689
Less: Gain on sale leaseback transactions (net of tax)(a)	—	—	—	—	(55,707)
Add: Loss on extinguishment of debt (net of tax)	1,691	—	—	1,691	—
Add: Net impairment losses on securities (net of tax)	—	—	—	—	2,078
Add: Losses on securities transaction (net of tax)	33	29	67	91	82
Add: Severance expense (net of tax)(b)	—	—	—	—	3,433
Add: Tax credit investment impairment (net of tax)(c)	—	—	—	—	1,757
Add: Merger related expenses (net of tax)(d)	76	263	1,043	1,275	1,068
Add: Income tax expense (e)	—	—	133	—	12,456
Net income, as adjusted	$104,174	$95,893	$83,134	$288,300	$236,856
Dividends on preferred stock	3,172	3,172	3,172	9,516	9,516
Net income available to common shareholders, as adjusted	$101,002	$92,721	$79,962	$278,784	$227,340
__________
(a) The gain on sale leaseback transactions is included in gains on the sales of assets within other non-interest income.
(b) Severance expense is included in salary and employee benefits expense.
(c) Impairment is included in the amortization of tax credit investments.
(d) Merger related expenses are primarily within salary and employee benefits expense, professional and legal fees, and other expense.
(e) Income tax expense related to reserves for uncertain tax positions.
Adjusted per common share data:
Net income available to common shareholders, as adjusted	$101,002	$92,721	$79,962	$278,784	$227,340
Average number of shares outstanding	403,833,469	403,790,242	331,797,982	403,714,701	331,716,652
Basic earnings, as adjusted	$0.25	$0.23	$0.24	$0.69	$0.69
Average number of diluted shares outstanding	404,788,526	404,631,845	333,405,196	404,912,126	333,039,436
Diluted earnings, as adjusted	$0.25	$0.23	$0.24	$0.69	$0.68
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$104,174	$95,893	$83,134	$288,300	$236,856
Average shareholders' equity	4,530,671	4,477,446	3,536,528	4,472,447	3,471,432
Less: Average goodwill and other intangible assets	1,451,889	1,456,781	1,154,462	1,456,536	1,157,203
Average tangible shareholders' equity	$3,078,782	$3,020,665	$2,382,066	$3,015,911	$2,314,229
Annualized return on average tangible shareholders' equity, as adjusted	13.53%	12.70%	13.96%	12.75%	13.65%
Adjusted annualized return on average assets:
Net income, as adjusted	$104,174	$95,893	$83,134	$288,300	$236,856
Average assets	$41,457,515	$41,503,514	$33,419,137	$40,356,828	$32,811,565
Annualized return on average assets, as adjusted	1.01%	0.92%	1.00%	0.95%	0.96%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2020	2020	2019	2020	2019
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$104,174	$95,893	$83,134	$288,300	$236,856
Average shareholders' equity	$4,530,671	$4,477,446	$3,536,528	$4,472,447	$3,471,432
Annualized return on average shareholders' equity, as adjusted	9.20%	8.57%	9.40%	8.59%	9.10%
Annualized return on average tangible shareholders' equity:
Net income, as reported	$102,374	$95,601	$81,891	$285,243	$271,689
Average shareholders' equity	4,530,671	4,477,446	3,536,528	4,472,447	3,471,432
Less: Average goodwill and other intangible assets	1,451,889	1,456,781	1,154,462	1,456,536	1,157,203
Average tangible shareholders' equity	$3,078,782	$3,020,665	$2,382,066	$3,015,911	$2,314,229
Annualized return on average tangible shareholders' equity	13.30%	12.66%	13.75%	12.61%	15.65%
Adjusted efficiency ratio:
Non-interest expense, as reported	$160,185	$157,166	$145,877	$473,007	$435,409
Less: Loss on extinguishment of debt (pre-tax)	2,353	—	—	2,353	—
Less: Severance expense (pre-tax)	—	—	—	—	4,838
Less: Merger-related expenses (pre-tax)	106	366	1,434	1,774	1,469
Less: Amortization of tax credit investments (pre-tax)	2,759	3,416	4,385	9,403	16,421
Non-interest expense, as adjusted	$154,967	$153,384	$140,058	$459,477	$412,681
Net interest income	283,086	282,559	220,625	830,984	659,507
Non-interest income, as reported	49,272	44,830	41,150	135,499	176,426
Add: Net impairment losses on securities (pre-tax)	—	—	—	—	2,928
Add: Losses on securities transactions, net (pre-tax)	46	41	93	127	114
Less: Gain on sale leaseback transaction (pre-tax)	—	—	—	—	78,505
Non-interest income, as adjusted	$49,318	$44,871	$41,243	$135,626	$100,963
Gross operating income, as adjusted	$332,404	$327,430	$261,868	$966,610	$760,470
Efficiency ratio, as adjusted	46.62%	46.84%	53.48%	47.53%	54.27%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands, except for share data)	2020	2020	2020	2019	2019
Tangible book value per common share:
Common shares outstanding	403,878,744	403,795,699	403,744,148	403,278,390	331,805,564
Shareholders' equity	$4,533,763	$4,474,488	$4,420,998	$4,384,188	$3,558,075
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	1,449,282	1,453,330	1,458,095	1,460,397	1,152,815
Tangible common shareholders' equity	$2,874,790	$2,811,467	$2,753,212	$2,714,100	$2,195,569
Tangible book value per common share	$7.12	$6.96	$6.82	$6.73	$6.62
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$2,874,790	$2,811,467	$2,753,212	$2,714,100	$2,195,569
Total assets	40,855,333	41,717,265	39,120,629	37,436,020	33,765,539
Less: Goodwill and other intangible assets	1,449,282	1,453,330	1,458,095	1,460,397	1,152,815
Tangible assets	$39,406,051	$40,263,935	$37,662,534	$35,975,623	$32,612,724
Tangible common equity to tangible assets	7.30%	6.98%	7.31%	7.54%	6.73%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)	The adjustment represents an increase in the allowance for credit losses for loans as a result of the adoption of ASU 2016-13 effective January 1, 2020.
(5)	Charge-offs and recoveries presented for periods prior to March 31, 2020 exclude loans formerly known as Purchased Credit-Impaired (PCI) loans.
(6)	Periods prior to March 31, 2020 represent allowance and provision for letters of credit only.
(7)	Past due loans and non-accrual loans presented in periods prior to March 31, 2020 exclude PCI loans. PCI loans were accounted for on a pool basis and are were not subject to delinquency classification.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	September 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Cash and due from banks	$383,961	$256,264
Interest bearing deposits with banks	654,591	178,423
Investment securities:
Equity securities	29,026	41,410
Available for sale debt securities	1,526,564	1,566,801
Held to maturity debt securities (net of allowance for credit losses of $1,481 at September 30, 2020)	2,168,995	2,336,095
Total investment securities	3,724,585	3,944,306
Loans held for sale, at fair value	209,250	76,113
Loans	32,415,586	29,699,208
Less: Allowance for loan losses	(325,032)	(161,759)
Net loans	32,090,554	29,537,449
Premises and equipment, net	323,056	334,533
Lease right of use assets	265,599	285,129
Bank owned life insurance	533,768	540,169
Accrued interest receivable	136,058	105,637
Goodwill	1,375,409	1,373,625
Other intangible assets, net	73,873	86,772
Other assets	1,084,629	717,600
Total Assets	$40,855,333	$37,436,020
Liabilities
Deposits:
Non-interest bearing	$8,756,924	$6,710,408
Interest bearing:
Savings, NOW and money market	15,001,318	12,757,484
Time	7,537,581	9,717,945
Total deposits	31,295,823	29,185,837
Short-term borrowings	1,430,726	1,093,280
Long-term borrowings	2,852,569	2,122,426
Junior subordinated debentures issued to capital trusts	55,978	55,718
Lease liabilities	290,441	309,849
Accrued expenses and other liabilities	396,033	284,722
Total Liabilities	36,321,570	33,051,832
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at September 30, 2020 and December 31, 2019)	111,590	111,590
Series B (4,000,000 shares issued at September 30, 2020 and December 31, 2019)	98,101	98,101
Common stock (no par value, authorized 650,000,000 shares; issued 403,880,132 shares at September 30, 2020 and 403,322,773 shares at December 31, 2019)	141,718	141,423
Surplus	3,633,321	3,622,208
Retained earnings	553,826	443,559
Accumulated other comprehensive loss	(4,783)	(32,214)
Treasury stock, at cost (1,388 common shares at September 30, 2020 and 44,383 common shares at December 31, 2019)	(10)	(479)
Total Shareholders’ Equity	4,533,763	4,384,188
Total Liabilities and Shareholders’ Equity	$40,855,333	$37,436,020

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Interest Income
Interest and fees on loans	$315,788	$321,883	$298,384	$970,739	$883,595
Interest and dividends on investment securities:
Taxable	14,845	19,447	21,801	56,225	67,166
Tax-exempt	3,606	3,692	4,219	11,224	13,379
Dividends	2,684	3,092	3,171	9,177	9,140
Interest on federal funds sold and other short-term investments	420	411	1,686	2,296	3,947
Total interest income	337,343	348,525	329,261	1,049,661	977,227
Interest Expense
Interest on deposits:
Savings, NOW and money market	13,323	16,627	35,944	64,463	110,247
Time	19,028	29,857	42,848	91,699	121,350
Interest on short-term borrowings	2,588	1,980	12,953	9,275	40,362
Interest on long-term borrowings and junior subordinated debentures	19,318	17,502	16,891	53,240	45,761
Total interest expense	54,257	65,966	108,636	218,677	317,720
Net Interest Income	283,086	282,559	220,625	830,984	659,507
Provision for credit losses for held to maturity securities	(112)	41	—	688	—
Provision for credit losses for loans	31,020	41,115	8,700	106,059	18,800
Net Interest Income After Provision for Credit Losses	252,178	241,403	211,925	724,237	640,707
Non-Interest Income
Trust and investment services	3,068	2,826	3,296	9,307	9,296
Insurance commissions	1,816	1,659	2,748	5,426	7,922
Service charges on deposit accounts	3,952	3,557	5,904	13,189	17,634
Losses on securities transactions, net	(46)	(41)	(93)	(127)	(114)
Other-than-temporary impairment losses on securities	—	—	—	—	(2,928)
Fees from loan servicing	2,551	2,227	2,463	7,526	7,260
Gains on sales of loans, net	13,366	8,337	5,194	26,253	13,700
Gains (losses) on sales of assets, net	894	(299)	(159)	716	76,997
Bank owned life insurance	(1,304)	5,823	2,687	7,661	6,779
Other	24,975	20,741	19,110	65,548	39,880
Total non-interest income	49,272	44,830	41,150	135,499	176,426
Non-Interest Expense
Salary and employee benefits expense	83,626	78,532	77,271	247,886	236,559
Net occupancy and equipment expense	31,116	33,217	29,203	96,774	86,789
FDIC insurance assessment	4,847	6,135	5,098	14,858	16,150
Amortization of other intangible assets	6,377	6,681	4,694	18,528	13,175
Professional and legal fees	8,762	7,797	5,870	22,646	15,286
Loss on extinguishment of debt	2,353	—	—	2,353	—
Amortization of tax credit investments	2,759	3,416	4,385	9,403	16,421
Telecommunication expense	2,094	2,866	2,698	7,247	7,317
Other	18,251	18,522	16,658	53,312	43,712
Total non-interest expense	160,185	157,166	145,877	473,007	435,409
Income Before Income Taxes	141,265	129,067	107,198	386,729	381,724
Income tax expense	38,891	33,466	25,307	101,486	110,035
Net Income	102,374	95,601	81,891	285,243	271,689
Dividends on preferred stock	3,172	3,172	3,172	9,516	9,516
Net Income Available to Common Shareholders	$99,202	$92,429	$78,719	$275,727	$262,173

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Earnings Per Common Share:
Basic	$0.25	$0.23	$0.24	$0.68	$0.79
Diluted	0.25	0.23	0.24	0.68	0.79
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.33	0.33
Weighted Average Number of Common Shares Outstanding:
Basic	403,833,469	403,790,242	331,797,982	403,714,701	331,716,652
Diluted	404,788,526	404,631,845	333,405,196	404,912,126	333,039,436

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$32,515,264	$315,863	3.89%	$32,041,200	$321,883	4.02%	$26,136,745	$298,384	4.57%
Taxable investments (3)	3,354,373	17,529	2.09	3,673,090	22,539	2.45	3,411,330	24,972	2.93
Tax-exempt investments (1)(3)	542,450	4,564	3.37	562,172	4,673	3.32	632,709	5,341	3.38
Interest bearing deposits with banks	1,355,623	420	0.12	1,501,925	411	0.11	313,785	1,686	2.15
Total interest earning assets	37,767,710	338,376	3.58	37,778,387	349,506	3.70	30,494,569	330,383	4.33
Other assets	3,689,805			3,725,127			2,924,568
Total assets	$41,457,515			$41,503,514			$33,419,137
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$14,643,248	$13,323	0.36%	$13,788,951	$16,627	0.48%	$11,065,959	$35,944	1.30%
Time deposits	8,027,346	19,028	0.95	8,585,782	29,857	1.39	7,383,202	42,848	2.32
Short-term borrowings	1,533,246	2,588	0.68	2,317,992	1,980	0.34	2,265,528	12,953	2.29
Long-term borrowings (4)	2,959,728	19,318	2.61	2,886,016	17,502	2.43	2,143,432	16,891	3.15
Total interest bearing liabilities	27,163,568	54,257	0.80	27,578,741	65,966	0.96	22,858,121	108,636	1.90
Non-interest bearing deposits	8,820,877			8,463,230			6,387,188
Other liabilities	942,399			984,097			637,300
Shareholders' equity	4,530,671			4,477,446			3,536,528
Total liabilities and shareholders' equity	$41,457,515			$41,503,514			$33,419,137

Net interest income/interest rate spread (5)		$284,119	2.78%		$283,540	2.74%		$221,747	2.43%
Tax equivalent adjustment		(1,033)			(981)			(1,122)
Net interest income, as reported		$283,086			$282,559			$220,625
Net interest margin (6)			3.00			2.99			2.89
Tax equivalent effect			0.01			0.01			0.02
Net interest margin on a fully tax equivalent basis (6)			3.01%			3.00%			2.91%

(1)     Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.